Exhibit 10.1

The Dun & Bradstreet Corporation
Non-Employee Director Compensation Program

	2005	2004
Board member annual retainer
Cash[1]	$50,000	$35,000
Restricted share units[2]	$60,000	$40,000
Committee chair retainer (cash)[1]	$15,000	$5,000
Annual stock option grant value[3]	$60,000	$80,000
One-time stock option grant value (upon election)[3]	$35,000	$35,000
Stock ownership guidelines	Required to hold no less than 50% of all shares or restricted share units obtained through the program throughout their tenure	Required to hold no less than 50% of all shares or restricted share units obtained through the program throughout their tenure

     1 Payable in equal semi-annual installments on the first business day in March and July of each year. Cash may be deferred pursuant to The Dun & Bradstreet Corporation Directors’ Compensation Plan. Cash may be converted into restricted share units the shares underlying which have a fair market value of 110% of the retainer.

     2 Payable in equal semi-annual installments on the first business day in March and July of each year. Represents the right to receive shares of the Company’s common stock on the earlier of the third anniversary of the date of grant and the date on which the director ceases to perform services as a director of the Company. Restricted share units may be deferred pursuant to the terms of the applicable Restricted Share Unit Award Agreement.

     3 Vesting requirements are determined by the Company’s Board of Directors.